Exhibit 10.2

Friday, February 21, 2020

Re:         Board Member Agreement

Praveen Tyle

Dear Praveen,

GI Dynamics, Inc. (the “Company”) is pleased to invite you to serve as a member of the Company’s board of directors (the “Board”). If you accept this invitation, your membership on the Board will commence upon your formal election to the Board, which the Company expects to occur as soon as practicable following your acceptance. The initial board vote and approval will be followed by the traditional vote of all shareholders at the next Annual General Meeting or an interim meeting should one be scheduled.

You are being invited to join the Board because of your reputation and experience in areas that relate to the Company’s business and strategy. The Company expects that, as a member of the Board, you will contribute to the success of the Company by participating in meetings of the Board and providing the Company with advice and guidance consistent with your role as a member of the Board. Board meetings are generally expected to occur up to 4-5 times a year on a primarily quarterly basis. Board meetings alternate between in-person and telephonic. Committee meetings largely occur on a telephonic basis.

You will receive an annual retainer of $50,000 payable in arrears in calendar quarterly installments of $12,500; your first partial quarter will be paid on a pro rata basis. To the extent that you are appointed to any formal board committee, you will also receive compensation as set forth below. All amounts shown are the annual rate, which will be divided by 4 for quarterly payments, or prorated for any partial quarter:

o   Audit Committee

■ Chair:	$15,000
■ Member:	$3,000

o   Compensation Committee

■ Chair:	$10,000
■ Member:	$2,000
o	Nominating & Governance Committee
■ Chair:	$5,000
■ Member:	$1,000

GI Dynamics, Inc.	Board of Directors Offer Letter: Praveen Tyle	1

The Company will reimburse you for the reasonable out-of-pocket expenses incurred in attending meetings of the Board and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

Following your appointment by the Board as a Director of the Company and approval by the Board and stockholders of the Company, you will be issued an option to purchase up to 30,000 shares of the Company’s common stock subject to shareholder approval at the Company’s Annual General Meeting in 2020. These option shares shall vest on the first anniversary of the date of grant (subject to your continued service to the Company as a Director). Annually, subject to approval by the Board and stockholders of the Company at subsequent Annual General Meetings, you will be issued an equity award, initially targeted to be an option to purchase up to 30,000 shares of the Company’s common stock. These option shares shall vest in full on the first anniversary of the date of grant (subject to your continued service to the Company as a Director). All options shall be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date of grant of the option (as determined by the Board in accordance with Section 409A of the Internal Revenue Code of 1986, as amended). The options that you receive hereunder shall be subject to the terms of a non-qualified stock option agreement to be executed by you and the Company. In the event that the Company is subject to a change in control, the option shares shall immediately vest and shall be fully exercisable.

The Company has adopted provisions in its Certificate of Incorporation and Bylaws to indemnify directors. You and the Company will also enter into an Indemnification Agreement in customary form which will set forth the terms and conditions of the Company’s obligations to indemnify you. For the avoidance of doubt, for the duration of your service as a director of the Company, and thereafter for so long as you shall be subject to any pending or possible liability or expense for which indemnification may be provided in accordance with the Company’s customary indemnification agreement to be entered into between you and the Company, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.

As a member of the Board, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to you by the Company or other members of the Board. You acknowledge that the Company and the Board reserves the right to withhold any information and to exclude you from any portion of a Board meeting if such information or attendance could reasonably be expected to result in a conflict of interest with your duties to a third party or adversely affect the attorney-client privilege between the Company and its counsel.

GI Dynamics, Inc.	Board of Directors Offer Letter: Praveen Tyle	2

Nothing in this invitation or the stock option or indemnification agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company's stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this invitation by signing and dating this letter in the space provided below and returning it to me.

If you would like to set up a call so I can answer any questions you might have, I am available in the coming days at your convenience.

On behalf of the Company’s Board, we look forward to working with you.

Very truly yours,

/s/ Dan Moore
Dan Moore
Chairman of the Board of Directors
GI Dynamics, Inc.

Agreed to and Accepted:

/s/ Praveen Tyle

Praveen Tyle

Dated: 2/22/2020

GI Dynamics, Inc.	Board of Directors Offer Letter: Praveen Tyle	3